Exhibit 99.1

CASTLE ROCK, Colorado – December 7, 2020 – Where Food Comes From, Inc. (WFCF) (OTCQB: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced that its 1-for-4 reverse stock split has been completed effective at the opening of the stock market on December 7, 2020. The Company said a “D” will be added to the stock symbol “WFCF” to denote the reverse split. After 20 days the “D” will be removed and the symbol will revert to “WFCF.” The Company has been advised that stock quotation data may be incomplete for a period of time while trading platforms make the necessary adjustments throughout the day to reflect impact of the reverse split.

At the Annual Meeting of Stockholders on May 13, 2019, WFCF stockholders approved a reverse stock split of not more than 1-for-4 as determined by the WFCF Board. The primary purpose of the reverse split is to raise the Company’s share price to a level that meets the initial listing standards of the Nasdaq Capital Market. The Company has made application for a Nasdaq listing.

The reverse split will result in each stockholder owning one share of stock for every four shares of stock previously owned. Following the reverse split, and except for adjustments that may result from the treatment of fractional shares that will be rounded up: 1) each stockholder will hold the same percentage of outstanding common stock as such stockholder held immediately prior to the reverse split; and 2) WFCF will have approximately 6,159,935 common shares outstanding compared to approximately 24,639,737 common shares outstanding immediately prior to the reverse split.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership and demand for, and impact and efficacy of, the Company’s products and services on the marketplace; expectations that trading platforms will adjust their data to reflect impact of the reverse split; and prospects to achieve a Nasdaq listing are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-880-9000